Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS

RELEASE

NRG Energy, Inc. Announces Closing of Senior Notes Offering
 and Early Tender Results for Its Offer to Purchase
up to $400 Million in Aggregate Principal Amount of Its Outstanding
8.50% Senior Notes Due 2019 and 7.625% Senior Notes due 2019

PRINCETON, NJ; January 27, 2014—NRG Energy, Inc. (NYSE: NRG), today announced that it closed the previously announced offering of $1,100 million in aggregate principal amount of 6.25% senior notes due 2022 (the “6.25% Notes”). The 6.25% Notes will be senior unsecured obligations of NRG and will be guaranteed by certain of its subsidiaries.

NRG also announced the early tender results of its previously announced offer to purchase up to $400 million in aggregate principal amount (the “Maximum Tender Amount”) of its outstanding 8.50% senior notes due 2019 (the “8.50% Notes”) and its 7.625% senior notes due 2019 (the “7.625% Notes” and, together with the 8.50% Notes, the “2019 Notes”).  The table below sets forth the results of the tender offer for the 2019 Notes, according to information provided by the depositary, as of 5:00 p.m., New York City time, on the early tender date of January 24, 2014.

Title of Notes	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Amount of Notes Tendered	Tender Offer Consideration(1)	Early Tender Premium(1)	Total Consideration(1)(2)
8.50% Senior Notes due 2019	1	$607,068,000	$307,695,000	$1,040.00	$30.00	$1,070.00
7.625% Senior Notes due 2019	2	$800,000,000	$191,742,000	$1,025.00	$30.00	$1,055.00

(1) Per $1,000 principal amount of Notes validly tendered and accepted for purchase.

(2) The total consideration includes the Early Tender Premium.

Holders tendering after the early tender date have until midnight, New York City time, on February 7, 2014 (the “Expiration Date”) to tender their notes pursuant to the tender offer. Holders who validly tender additional notes after the early tender date and before the Expiration Date will receive the applicable tender offer consideration listed above, which does not include the Early Tender Premium. NRG anticipates that the settlement date will occur on the first business day following the Expiration Date, which is expected to be February 10, 2014. The Company will use $400 million of the proceeds from the 6.25% Notes to fund the tender offer and the remaining portion of the total consideration will be paid with cash on hand.

NRG will make appropriate adjustments to avoid purchases of the 2019 Notes in principal amounts other than integral multiples of $5,000 for the 8.50% Notes and $1,000 for the 7.625% Notes. If the principal amount of 2019 Notes to be returned to a Holder as a result of proration would result in less than the minimum denomination being returned to such Holder, NRG will return to such Holder such additional principal amount of 2019 Notes as may be required to meet such minimum denomination. At the Expiration Date, NRG will determine any prorationing necessary to accept for purchase an amount of 2019 Notes not to exceed the Maximum Tender Amount.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 470-4500 (Toll-Free) or (212) 430-3774 (Collect). Barclays Capital Inc. is acting as Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Barclays at (800) 438-3242 (Toll-Free) or (212) 528-7581 (Collect).

The complete terms and conditions of the tender offer and the consent solicitation are described in the Offer to Purchase, dated January 10, 2014, copies of which may be obtained at no charge from Global Bondholder Services Corporation.  The Company reserves the right to amend the terms of the tender offer and consent solicitation or to extend the Expiration Date for the tender offer, in its sole discretion, at any time.

None of the Company, its board of directors, the Dealer Manager, the Information Agent, or the trustee with respect to the 2019 Notes is making any recommendation as to whether holders of the 2019 Notes should tender any 2019 Notes in response to the tender offer.  Holders must make their own decision as to whether to tender any of their 2019 Notes and, if so, the principal amount of 2019 Notes to tender.

This press release is for informational purposes only and is not an offer to buy, nor the solicitation of an offer to sell with respect to, any of the 2019 Notes.  The tender offer is being made solely by the Company’s Offer to Purchase, dated January 10, 2014.  The full details of the tender offer, including complete instructions on how to tender 2019 Notes, are included in the Offer to Purchase.  Holders of the 2019 Notes are strongly encouraged to carefully read the Offer to Purchase because it contains important information.

NRG Energy, Inc., a Fortune 500 company headquartered in Princeton, New Jersey, and Houston, Texas, owns and operates one of the country’s largest and most diverse power generation portfolios and serves more than two million retail electricity customers.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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NRG Energy, Inc.

Media:

Karen Cleeve, 609-524-4608

David Knox, 832-357-5730

or

Investors:

Chad Plotkin, 609-524-4526

Daniel Keyes, 609-524-4527